PRELIMINARY COPY, SUBJECT TO COMPLETION

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/VBLT**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-551-3850**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/VBLT

Vascular Biogenics Ltd.

Special Meeting of Shareholders

For Shareholders of record as of August 24, 2023

DATE: Tuesday, October 3, 2023
TIME: 8:00 AM, Eastern Time
PLACE: Special Meeting to be held live via the Internet - please visit www.proxydocs.com/VBLT for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Prof. Dror Harats and Sam Backenroth (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Vascular Biogenics Ltd. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 AND 11

Please mark vote as indicated in this example X

PROPOSAL	FOR	AGAINST	ABSTAIN
1. To approve the issuance of ordinary shares, nominal value NIS 0.01, of VBL ("VBL Ordinary Shares") to the Notable stockholders in accordance with the terms of the Agreement and Plan of Merger, dated February 22, 2023, and as may be amended from time to time (the "Merger Agreement"), between VBL, Notable and Vibrant Merger Sub, Inc., a wholly-owned subsidiary of VBL ("Merger Sub") and the change of control resulting from the merger of Merger Sub with and into Notable, with Notable surviving as a wholly-owned subsidiary of VBL (the "Merger") pursuant to the rules of The Nasdaq Stock Market LLC (the "Nasdaq rules");	☐	☐	☐
2. To approve the following modifications to VBL's share capital, effective as of the effective time under the Merger Agreement (the "Effective Time"):			
2.01 To effectuate a reverse share split of VBL Ordinary Shares by a ratio of between 10:1 and up to 50:1, such that each 10 to 50 VBL Ordinary Shares, including without limitations shares underlying any options to purchase shares of VBL, shall be combined into 1 VBL Ordinary Share, to be effective at the specific ratio and on a date to be determined by the Board (the "VBL Reverse Share Split").	☐	☐	☐
2.02 To increase VBL's registered share capital by up to NIS 10,000,000 and the creation of up to additional 1,000,000,000 VBL Ordinary Shares, subject to any adjustments required pursuant to the Merger and the VBL Reverse Share Split, as shall be further determined by the Board (the "VBL Share Capital Increase"). Following such increase, the registered share capital of VBL shall be up to NIS 12,000,000.	☐	☐	☐
3. To approve the change of VBL's name to "Notable Labs, Ltd." or a similar name approved by the Israeli Registrar of Companies (the "Name Change"), effective as of the Effective Time under the Merger Agreement.	☐	☐	☐
4. Subject to the approval of the VBL Reverse Share Split, the VBL Share Capital Increase and the Name Change, to amend the Amended and Restated Articles of Association of VBL (the "Articles") to reflect the VBL Share Capital Increase, the VBL Reverse Share Split and the Name Change, effective as of the Effective Time under the Merger Agreement.	☐	☐	☐
5. To approve the grant of 700,000 (pre-VBL Reverse Share Split) Restricted Share Units ("VBL RSUs") previously granted to Prof. Dror Harats in August 2022, VBL's Chief Executive Officer, under the VBL's Employee Share Ownership and Option Plan (2014) (the "2014 Plan") and subject to the execution of VBL's standard RSU Agreement. The VBL RSUs were granted as a retention incentive, in lieu of a cash retention award, as an incentive for Prof. Harats to remain employed with VBL through the strategic process and create maximal value, and Prof. Harats has met this obligation. The VBL RSUs shall vest upon and in the manner approved by the Compensation Committee and the Board.	☐	☐	☐
6. To approve the advisory, non-binding vote on merger-related executive compensation for VBL's executive officers.	☐	☐	☐
7. To approve the nomination and compensation terms of Dr. Thomas A. Bock, the Chief Executive Officer.	☐	☐	☐
8. To approve the nomination of Dr. Thomas A. Bock; Peter Feinberg; Michele Galen; and Tuomo Pätsi as directors and their compensation and indemnification terms.			
8.01 Dr. Thomas A. Bock	☐	☐	☐
8.02 Peter Feinberg	☐	☐	☐
8.03 Michele Galen	☐	☐	☐
8.04 Tuomo Pätsi	☐	☐	☐
9. To approve the nomination of Thomas I. H. Dubin and Thomas Graney as external directors and their compensation and indemnification terms.			
9.01 Thomas I. H. Dubin	☐	☐	☐
9.02 Thomas Graney	☐	☐	☐
10. To approve the advisory vote on the proposed VB-601 asset sale.	☐	☐	☐
11. To authorize the adjournment or postponement of the VBL special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of VBL Proposal Nos. 1-4.	☐	☐	☐

You must register to attend the meeting online and/or participate at www.proxydocs.com/VBLT
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________